Exhibit 99.1

GOLDFIELD REPORTS 2013 SECOND QUARTER RESULTS
MELBOURNE, Florida, August 13, 2013 - The Goldfield Corporation (NYSE MKT: GV) today announced its operating results for the three and six months ended June 30, 2013. The Goldfield Corporation headquartered in Florida, through its subsidiary, Southeast Power Corporation, is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States.
Six months ended June 30, 2013
Revenue for the six months ended June 30, 2013 increased 19.0% to $43.1 million from $36.2 million in the comparable prior year period. This increase was attributable to higher electrical construction revenue.
Income from continuing operations before tax decreased 56% or $3.7 million to $2.9 million for the six months ended June 30, 2013, from $6.7 million in the same period in 2012. Substantially all of this decrease resulted from a strategic business decision to incur significant additional subcontractor and equipment costs, to assure completion of the South Texas Electric Cooperative ("STEC") project, by the contracted completion date of August 30, 2013. These additional costs contributed approximately $3.7 million of the total decrease in operating income. These costs largely represented additional manpower and equipment necessary to make up for project delays due to unanticipated adverse weather conditions, experienced mainly during the second quarter of 2013. As a result of these additional efforts, the project is expected to be energized and virtually completed by the August 30, 2013 deadline.
Net income for the six months ended June 30, 2013 was $1.1 million, or $0.04 per share, compared to net income of $5.1 million, or $0.20 per share, in the comparable prior year period. This decrease almost entirely resulted from the aforementioned $3.7 million charges on the STEC project and a special charge of $748,000 (after tax) in discontinued operations in connection with an EPA matter. As previously announced, Goldfield has recorded a contingent liability of $1.2 million to provide for the estimated remediation costs relating to a mining property owned over 50 years ago.
Three months ended June 30, 2013
Revenue for the three months ended June 30, 2013 increased by $2.1 million to $20.6 million from $18.5 million in the comparable prior year period.
Income from continuing operations before tax decreased 98% or $3.9 million to $97,000 for the three months ended June 30, 2013, from $4.0 million in the same period in 2012. This decrease almost entirely resulted from the aforementioned $3.7 million charges on the STEC project.
Net loss for the three months ended June 30, 2013 was ($706,000), or $(0.03) loss per share, compared to net income of $2.4 million, or $0.10 per share, in the comparable prior year period. This decrease almost entirely resulted from the aforementioned $3.7 million charges on the STEC project and the special charge of $748,000 (after tax) in discontinued operations in connection with an EPA matter.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “The business and prospects of our electrical construction operation remain strong, notwithstanding the income decline caused by unanticipated factors beyond our control --- extraordinary weather conditions and an environmental condition at a property sold over half a century ago. The successful and on-time completion of the largest construction project in the Company's history attest to the strength and competence of our electrical construction operation,” Mr. Sottile added.

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About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our second quarter results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company's website at http://www.goldfieldcorp.com.

This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue
Electrical construction	$20,122,325	$18,475,053	$42,646,626	$35,584,993
Other	444,262	5,700	446,024	639,300
Total revenue	20,566,587	18,480,753	43,092,650	36,224,293
Costs and expenses
Electrical construction	17,743,041	12,986,120	35,294,933	25,910,605
Other	357,604	5,415	359,366	398,523
Selling, general and administrative	993,264	849,195	1,871,029	1,764,720
Depreciation	1,267,303	833,185	2,411,873	1,619,441
Gain on sale of property and equipment	(24,955)	(186,694)	(27,455)	(197,259)
Total costs and expenses	20,336,257	14,487,221	39,909,746	29,496,030
Total operating income	230,330	3,993,532	3,182,904	6,728,263
Other income (expenses), net
Interest income	5,479	5,321	11,268	11,325
Interest expense	(154,470)	(52,748)	(285,332)	(101,001)
Other income, net	15,443	11,485	28,561	20,552
Total other expenses, net	(133,548)	(35,942)	(245,503)	(69,124)
Income from continuing operations before income taxes	96,782	3,957,590	2,937,401	6,659,139
Income tax provision	54,589	1,517,379	1,099,700	1,568,611
Income from continuing operations	42,193	2,440,211	1,837,701	5,090,528
Loss from discontinued operations, net of tax provision of ($451,560) in 2013	(748,440)	—	(748,440)	—
Net (loss) income	$(706,247)	$2,440,211	$1,089,261	$5,090,528

Net (loss) income per share of common stock — basic and diluted
Continuing operations	$0.00	$0.10	$0.07	$0.20
Discontinued operations	(0.03)	—	(0.03)	—
Net (loss) income	$(0.03)	$0.10	$0.04	$0.20
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$11,106,063	$7,845,943
Accounts receivable and accrued billings, net	12,270,010	13,288,812
Real estate inventory	395,062	351,634
Costs and estimated earnings in excess of billings on uncompleted contracts	5,352,811	7,411,544
Income taxes receivable	727,875	—
Deferred income taxes	753,242	773,307
Residential properties under construction	873,056	215,648
Prepaid expenses	1,087,803	974,278
Other current assets	80,546	193,737
Total current assets	32,646,468	31,054,903

Property, buildings and equipment, at cost, net	30,763,663	23,817,328
Notes receivable, less current portion	127,996	151,861
Deferred charges and other assets	2,015,626	2,094,435
Total assets	$65,553,753	$57,118,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,110,966	$6,637,932
Current portion of notes payable	5,487,227	4,219,720
Income taxes payable	—	1,001,062
Accrued remediation costs	300,000	—
Other current liabilities	2,129,226	374,052
Total current liabilities	15,027,419	12,232,766

Deferred income taxes	4,656,627	4,045,820
Other accrued liabilities	12,164	10,556
Notes payable, less current portion	16,574,853	13,535,956
Accrued remediation costs	900,000	—
Total liabilities	37,171,063	29,825,098
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	8,427,817	7,338,556
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	28,382,690	27,293,429
Total liabilities and stockholders' equity	$65,553,753	$57,118,527